PLAN AND AGREEMENT OF REORGANIZATION

This Plan and Agreement of Reorganization (the "Agreement") is executed as of February 6, 2001, between Advanced Wireless Systems, Inc., an Alabama corporation (the "Purchaser"); RAP Group, Inc., a California corporation (the "Acquired Corporation"); and the shareholders of the Acquired Corporation, listed on the attached Schedule "A" (the "Shareholders").

RECITALS

    This Agreement contemplates reorganizations within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The Purchaser will acquire from the Shareholders, all of the issued and outstanding shares of common stock of the Acquired Corporation, in exchange solely for shares of common stock of the Purchaser. Under this Agreement, the Acquired Corporation will become a subsidiary of the Purchaser.
    Immediately prior to the Closing of this Agreement, the Shareholders will own 25,000 shares of Common Stock, no par value, of the Acquired Corporation, being 100% of the issued and outstanding voting stock of the Acquired Corporation. All such shares will b acquired by the Purchaser on the Closing Date.

In order to consummate the Agreement, the Purchaser, the Acquired Corporation and the Shareholders, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

Article 1

Exchange of Common Stock

1.1 Transfer of Acquired Corporation's Common Stock. Subject to the terms and conditions of this Agreement, the Shareholders will transfer and deliver to the Purchaser on the Closing Date all of the certificates for shares of common stock of the Acquired Corporation (the "RAP Shares"), duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer as provided in this Agreement. The number of RAP Shares to be delivered by each Shareholder is set forth opposite the Shareholder's name on the attached Schedule "A".

1.2 Consideration for Transfer. In exchange for the Acquired Corporation's shares transferred by the Acquired Corporation pursuant to Paragraph 1.1, Purchaser will issue and cause to be delivered on the Closing Date 5,000,000 restricted shares of Common Stock and 2,000,000 warrants of the Purchaser (the "AWSS Shares").

1.3 Distribution of the AWSS Shares. The AWSS Shares will be issued on a pro rata basis between/among the Stockholders at the Closing.

1.4 Closing Date. Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth in this Agreement, the Plan of Reorganization shall be consummated at the offices of the Purchaser: 716 College Avenue, Suite A-2, Santa Rosa, California 95404, on February 6, 2001 at the hour of 10:00 a.m. Pacific Time, or at any other place and date as the parties fix by mutual consent. Consummation shall include the delivery by the Shareholders of all the RAP Shares, as provided in Paragraph 1.1 of this Agreement, and delivery by the Purchaser of the AWSS Shares, as provided in Paragraph 1.2 and Paragraph 1.3 of this Agreement. The date of the consummation of this Agreement is called the "Closing Date."

Article 2

Representations And Warranties of the

Acquired Corporation

2.1 Organization and Standing of Acquired Corporation. The Acquired Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of California with corporate power to own property and carry on its business as it its now being conducted.

2.2 Capitalization. The Acquired Corporation has an authorized capitalization of 25,000 shares of capital stock, all of one class, no par value, and as of the date of this Agreement 25,000 shares are issued and outstanding, fully paid, and nonassessable. There are no outstanding subscriptions, options, contracts, commitments, or demands relating to any authorized but unissued stock of the Acquired Corporation or other agreements of any character under which the Acquired Corporation would be obligated to issue or purchase shares of its capital stock.

2.3 Authorization. The execution, delivery and performance by the Acquired Corporation of this Agreement and the consummation by the Acquired Corporation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Acquired Corporation and constitutes the valid and binding obligations of the Acquired Corporation enforceable in accordance with its terms. The Execution, delivery and performance of the transactions contemplated by this Agreement and compliance with its provisions by the Acquired Corporation will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, the Articles of Incorporation or Bylaws (each as amended to date) or any indenture, lease, agreement or other instrument to which the Acquired Corporation is party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Acquired Corporation.

    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Acquired Corporation in connection with the execution and delivery of this Agreement; the offer, issuance, sale and delivery of the RAP Shares; or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except such filings as will have been made prior to and will be effective on and as of the Closing Date.
    Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the Acquired Corporation's knowledge, any basis therefore or thereof, against the Acquired Corporation, that questions the validity of this Agreement or the right of the Acquired Corporation to enter into or perform this Agreement, or that could reasonably be expected to have, either individually or in the aggregate, any material adverse effect on the Acquired Corporation or this Agreement.
    Conduct of Business by Acquired Corporation Pending Closing. During the period commencing on the date hereof and continuing through the Closing Date, the Acquired Corporation shall have:

    (a) maintained all qualifications to transact business and remained in good standing in the State of California and in such other jurisdictions in which it owns or leases any property, or conducts any business so as to require such qualifications.

    (b) conducted its business in, and only in, the ordinary course and, to the extent consistent with such business, shall have preserved intact its current business organization and its properties and assets in good condition and repair.

    (c) not (i) amended its articles of incorporation or bylaws, (ii) acquired by merging or consolidating with, or agreeing to merge or consolidate with, or purchased substantially all of the stock or assets of, or acquired , any business or any corporation, partnership, associations, or other business organization nor division thereof, (iii) entered into any partnership or joint venture, (iv) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock, (v) issued or sold any shares of its capital stock of any class or any options, warrants, conversion or other rights purchase any such shares or any securities convertible into or exchangeable for such shares or (vi) liquidated or dissolved or obligate themselves to do so.

    (d) not incurred any indebtedness, sold any debt securities or lent money to or guaranteed the indebtedness of any person or restructured or refinanced their existing indebtedness or paid any intercompany debt.

    (e) not made any change in the accounting principles, methods, records or practices followed by them or depreciation or amortization policies or rate heretofore adopted by it.

    (f) complied promptly with all requirements that applicable law may impose upon it in its operations and with respect to the transactions contemplated by this Agreement.

    (g) not have sold, transferred, licensed, leased, or otherwise disposed of, or suffered or caused the encumbrance by lien upon any of their properties or assets, tangible or intangible, or any interest therein.

    (h) not terminated or modified any agreement to which it is a party and shall have met all of its contractual obligations in accordance with its respective terms.

    (i) not canceled, compromised, released or discharged any claim upon or against any person or entity or waived any right .

    (k) maintained any insurance policies in full force and effect and shall not have been done, permitted or willingly allowed to be done any act by which any of the insurance policies may be suspended, impaired, or canceled.

    (l) not canceled, compromised, released or discharged any claim upon or against any person or entity or waived any right.

    (m) maintained in full force and effect, and complied with, all permits.

    Conduct of Business by the Rap Group Subsidiary Post Closing. Effective on the Closing Date, all cash, accounts receivable, revenues and other income produced by the RAP Group subsidiary will be forwarded to the Purchaser, who will administer the financial affairs of the RAP Group subsidiary. The parties agree and understand that all expenses of the RAP Group subsidiary, including wages and salaries to its officers, directors, and employees, will be paid from revenues generated by the RAP Group subsidiary and not from operating funds of the Purchaser.
    Assets and Liabilities. The Acquired Corporation represents and warrants that, as of the Closing Date, the assets, rights, properties, obligations, and liabilities described in Exhibit 2.8 shall be owned by the Purchaser.

    Finders' Fees. Purchaser has agreed to issue 150,000 shares of its Common Capital Stock to Daniel J. Demers or his designees as a finders' fee in this transaction.
    Employment of Jeffrey Schneider. In conjunction with the Closing of this reorganization, the Acquired Corporation agrees to enter into an Executive Employment Agreement, in form as shown in Exhibit 2.10, to employ Jeffrey Schneider as President of the RAP Group subsidiary, at an annual salary of $70,000 per year.

Article 3

Representations And Warranties of

Purchaser

3.1 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama, with corporate power to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation of Purchaser, that have been certified by the Secretary of State of Alabama, are complete and accurate as of the date of this Agreement.

3.2 Capitalization. Purchaser has an authorized capitalization of One Hundred Fifty Million (150,000,000) shares of common stock of the par value of $0.01 per share, of which approximately 19,000,000 shares are issued, outstanding, and fully paid as of the date of this Agreement.

3.3 Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligations of the Purchaser enforceable in accordance with its terms. The execution, delivery and performance of the transactions contemplated by this Agreement and compliance with its provisions by the Purchaser will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, the Articles of Incorporation or Bylaws (each as amended to date) or any indenture, lease, agreement or other instrument to which the Purchaser is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Purchaser.

3.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement; the offer, issuance, sale and delivery of the AWSS Shares; or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except such filings as will have been made prior to and will be effective on and as of the Closing.

3.5 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the Purchaser's knowledge, any basis therefore or thereof, against the Purchaser, that questions the validity of this Agreement or the right of the Purchaser to enter into or perform this Agreement, or that could reasonably be expected to have, either individually or in the aggregate, any material adverse effect on the Purchaser or this Agreement, except as described in Exhibit 3.5.

3.6 Election and Replacement of AWSS Director. On or before the Closing Date, the Board of Directors of the Purchaser shall have resolved to elect Jeffrey Schneider as a director of Purchaser's board of directors to replace one of its current directors.

Article 4

Representations and Warranties of the Shareholders

Each of the Shareholders severally represents and warrants to the Purchaser as follows:

4.1 Purchase for investments, Sophistications, Etc.
    Such Shareholder is acquiring the AWSS Shares for his or her own account for investment not as a nominee or agent and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. Except as contemplated by this Agreement, and the exhibits hereto and thereto, such Shareholder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Such Shareholder acknowledges the restrictions on transfer of the AWSS Shares set forth in this Agreement.
    Such Shareholder understands the AWSS Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act") for the reason that the offer and sale of AWSS Shares provided for in this Agreement and the issuance of securities hereunder is exempt from registration under one or more exemptions form registration pursuant to the Securities Act, including pursuant to Section 4(2) thereof, and that the Purchaser's reliance on such exemption is predicated in part on such Shareholder's representations set forth herein.

    Such Shareholder believes that such Shareholder has received all the information that Such Shareholder considers necessary or appropriate for deciding whether to purchase the AWSS Shares. Such Shareholder has had an opportunity to ask questions and receive answers form the Purchaser regarding the terms and conditions of the offer and sale of the AWSS Shares and the business, properties, prospects and financial condition of the Purchaser and to obtain additional information (to the extent that the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Shareholder or to which such Shareholder has access. The foregoing, however, does not limit or modify the representations or warranties of the Purchaser in Article 3 or the right of the shareholders to rely thereon.
    Such Shareholder is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to the Purchaser and acknowledges that such Shareholder is able to fend for himself, herself or itself; can bear the economic risk of such Shareholder's investment; and has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the investment in the AWSS Shares.
    Such Shareholder understands that the AWSS Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption there from and, that in the absence of an effective registration statement covering such AWSS Shares or an available exemption from registration under the Securities Act, the AWSS Shares must be held indefinitely. AWSS will use its best efforts to maintain its registration under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and will use its best efforts to timely file such information, documents and reports as the Securities and Exchange Commission may require or prescribe under Section 13 of the Exchange Act. AWSS will use its best efforts to timely file such information, documents and reports that a corporation subject to Section 13 or 15 (d) (whichever is applicable) of the Exchange Act is required to file. AWSS acknowledges and agrees that the purposes of the requirements contained in this subsection are to enable the Shareholder to comply with the current public information requirement contained in paragraph © of Rule 144, should such Shareholder ever wish to dispose of any of the securities of AWSS acquired by it without registration under the Securities Act in reliance upon Rule 144. The Shareholder acknowledges that this subsection does not require AWSS to file any report with the Securities and Exchange Commission if the filling of such report would involve unreasonable time and expense to AWSS.
    Authority. Such Shareholder has full power and authority to enter into and to perform this Agreement in accordance with its terms, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of such Shareholder. Each Shareholder that is a corporation or trust represents that it has not been organized, reorganized, or recapitalized specifically for the purpose of investing in the Purchaser.

Article 5

Conduct of Business of Purchaser Pending Closing Date

5.1 Conduct of Business in Its Ordinary Course. Purchaser will carry on its business in substantially the same manner as before the date of execution of this Agreement.

5.2 Satisfy Conditions Precedent. Purchaser will use its best efforts to satisfy all conditions precedent contained in this Agreement.

Article 6

Compliance with Securities Laws

6.1 No Transfers in Violation of the 1933 Act. The Purchaser covenants and represents that none of the shares of AWSS Common Stock that will be issued to the Shareholders pursuant to this Agreement, will be offered, sold assigned, pledged, transferred, or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission under the Securities Act. The Shareholders covenant and represent that none of the RAP Shares that will be transferred to the Purchaser pursuant to this Agreement, will be offered, sold, assigned, pledged, transferred, or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules regulations of the Securities and Exchange Commission under the Securities Act.

    Investment Legend on Certificates. The Shareholders agree that the certificates evidencing the shares of the Purchaser that the Shareholders and finders' will receive under this agreement, and the Purchaser agrees that the certificates evidencing the shares of the Acquired Corporation that the Purchaser will receive under this agreement, will each contain the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF ANY EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, OR A PRIOR OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Article 7

Actions To Be Taken at the Closing

The Following actions shall be taken at the Closing, each of which shall be conditioned on completion of the other and shall be deemed to have taken place simultaneously.

    Acquired Corporation's stock Certificates. The shareholders shall deliver to the Purchaser the stock certificates representing all of the outstanding common stock of the Acquired Corporation, Duly endorsed in blank or accompanied by stock powers duly executed in blank, in p proper form for transfer, in accordance with the terms of Article 1 of this Agreement.
    Issuance of New Share Certificates. The purchaser shall deliver to the escrow agent of the Purchaser stock certificates representing 5,000,000 shares of AWSS Common Stock. An additional 2,000,000 Warrant Certificates entitling the holder thereof to purchase up to 2,000,000 additional shares of AWSS Common Stock at fifty-cents per share for a period of time which shall expire on January 1, 2003. The stock and warrants shall be issued in the names of each of the Shareholders in the amounts listed opposite their names on Schedule A. The stock shall have full voting rights for the Shareholders during the time the stock is held in escrow and shall be released upon presentation to the Purchaser audited statements of the Acquired Corporation which shall be due no later than April 6, 2001. The escrow agent shall be Vista Transfer.
    Financial Statements. No later than April 6, 2001, the Acquired Corporation shall provide audited financial statements (i.e. balance sheet and related statements of earnings, shareholders equity and changes in financial condition) to Purchaser for each of the years ended December 31, 1998; December 31, 1999, and; December 31, 2000 along with the most current statements for 2001.
    Executive Employment Agreement. At or prior to Closing, the Acquired Corporation shall have entered into an Executive Employment Agreement employing Jeffrey Schneider as President of the RAP Group subsidiary.
    Election of Director. At or prior to Closing, Purchaser shall have issued a resolution electing Jeffrey Schneider to the board of directors of the Purchaser.
    Questionnaire for Officers, Directors and 5% Stockholders. At or prior to Closing, Jeffrey Schneider shall have completed and submitted to Purchaser's securities counsel a 'Questionnaire for Officers, Directors and 5% Stockholders', in form as shown in Exhibit 7.6.

Article 8

Termination

This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the parties hereto.

Article 9

Miscellaneous

    Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by each of the parties.
    Waiver. Purchaser and Shareholders may, in writing by an instrument executed by each of the parties:
    Extend the time for the performance of any of the obligations of any other party to the Agreement.
    Waive any inaccuracies and misrepresentations contained in this Agreement or any document delivered pursuant to the Agreement made by any other party to the Agreement.
    Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.
    Notices. Any notice or other communication required or permitted under this Agreement must be in writing and shall be sent simultaneously by first-class mail or by electronic mail to each of the following parties:

In the case of the Purchaser, to:

Thomas M. Howard CFO

Advanced Wireless Systems, Inc.

716 College Avenue, Suite A-2

Santa Rosa, CA 95404

Stanley F. Wilson

Advanced Wireless Systems, Inc.

716 College Avenue, Suite A-2

Santa Rosa, CA 95404

With a copy to:

Sheinfeld, Maley & Kay, P.C.

301 Congress Avenue, Suite 1400

Austin, TX 78701

Attention Lee Polson, Esq.

or to such other person or address designated by Purchaser to receive notice.

In the case of the Acquired Corporation, to:

Jeffrey Schneider, President

RAP Group, Inc.

3362 Fulton Road

Fulton, CA 95439

or to such other person or address designated by the Acquired Corporation to receive notice.

In the case of the Shareholders, to the address designated by each Shareholder on Exhibit 9.4.

    Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
    Entire agreement: Counterparts. This instrument and the schedules and exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement and supersede all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by the Acquired Corporation or Purchaser that is to embodied in this "Agreement or in any documents referred to herein, and neither Acquired Corporation, nor Purchaser shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may be executed in any number of counterparts but the aggregate of the counterparts together constitute one and the same instrument.
    Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall to affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal, or unenforceable provisions.
    Controlling Law. The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the State of California.
    Specific performance. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of any other party's failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement .

Signature Page Follows

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above with the understanding eh Effective Date shall be January 1, 2001.

ADVANCE WIRELESS SYSTEMS, INC., PURCHASER

____________________________________

Stanley F. Wilson, President

RAP GROUP, INC., ACQUIRED CORPORATION

____________________________________

Jeffrey Schneider, President

SHAREHOLDERS OF RAP GROUP, INC.

____________________________________

Jeffrey Schneider

____________________________________

Jerome Schneider

Schedule A to

Plan and Agreement of Reorganization

Name of Shareholder Number of RAP Shares Number of Number of

Exchanged AWSS Shares AWSS Warrants

Delivered at Delivered at

Closing Closing

Jeffrey Schneider 5,000 1,000,000 400,000

Jerome Schneider 20,000 4,000,000 1,600,000

Exhibit 2.8

Plan and Agreement of Reorganization

Assets, Liabilities, Properties, and Rights of RAP Group, Inc.

ASSETS:

LIABILITIES:

PROPERTIES;

RIGHTS:

Certified Audit to be provided no later than April 6, 2001. See Article 7.3. Unaudited Statements have been provided to AWSS.

Exhibit 2.10 to

Plan and Agreement of Reorganization

EXECUTIVE EMPLOYMENT AGREEMENT

The parties to this Executive employment Agreement, dated January 1, 2001 are RAP Group, Inc., a California corporation (hereafter referred to as the "Company") and Jeffrey Schneider (hereafter referred to as the "Executive").

The Company wishes to employ the Executive, and the Executive wishes to accept employment with the Company on the terms and subject to the conditions set forth in this Agreement. It is therefore agreed as follows:

1. Employment:

The Company shall employ the executive, and the Executive shall serve the company, as President of the Company, with such duties and responsibilities as may be assigned to the Executive by the Board of Directors of Company, (the "Board"), and as are normally associated with that position. The Executive shall devote his best efforts to the performance of his duties under this Agreement and shall perform them faithfully, diligently and competently and in a manner consistent with the policies of the Company as determined form time to time by the Board. The Executive shall report to the Board. The Company acknowledges that the Executive will engage in activities in addition to and outside the scope of his employment by the Company, provided such activities do not detract form or interfere with the fulfillment of his responsibilities or duties under this Agreement. The Executive may continue to reside in Santa Rosa, California during the term of this Agreement.

  Term of Employment:

The Executive's employment by the Company under this Agreement shall commence on and, subject to earlier termination pursuant to Section 5 or Section 6, shall terminate on January 1, 2001, unless the Executive, at his option, exercises his right to terminate this Agreement prior to the termination date. Should the Executive exercise his right to terminate this Agreement prior to the termination date, the Executive will give the Company a minimum of ninety (90) days notice prior to his cessation of employment with the Company. Should the Executive exercise his right to terminate this Agreement prior to the termination date for other than Good Reason, as define in Section 7.2, all compensation and benefits owed under this Agreement will also terminate on the Executive's last date of employment with the Company. This Agreement may also be extended as needed by a written amendment.

3. Compensation:

As full compensation for all services rendered by Executive to the Company under this Agreement, the Company shall pay an annual salary of $70,000, in the same periodic increments that the Company uses to pay its other full time employees. This schedule may be amended from time to time in writing with the permission of both the Company and the Executive.

4. Fringe Benefits; Expenses:

4.1 The executive shall be entitled to receive all benefits, including but not limited to paid vacation time, all health pension, life, insurance, and disability insurance, if any, provided by the Company to any executive, managerial or any other category of employee generally and shall also be entitled to participate in all retirement benefit plans and stock option plans, if any, provided by the Company to any executive, managerial or any other category of employee generally.

    The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him in connection with the performance of his services for the Company in accordance with the Company's policies, upon submission of expense reports and documentation in accordance with the Company's policies and procedures. Such reimbursement to Executive shall be made no later than thirty (30) days from the Executive's submission of said expense report.
    The Executive shall be entitled to two (2) weeks paid vacation time annually, to be taken at times selected by him, with the prior concurrence of the Board. After three (3) years the Executive is entitled to an extra week of paid vacation time annually.
  Disability or Death:
    If, as the result of any physical or mental disability, the Executive shall have failed or is unable to perform his duties, the Company may, by notice to the Executive subsequent thereto, terminate his employment under this agreement as of the date of the notice without any further payment or the furnishing of any benefit by the Company under this Agreement (other than accrued and unpaid base salary and commissions and expenses and benefits which have accrued pursuant to any plan or by law). For purposes of this Agreement, the term "Disability" shall mean any physical or mental impairment that substantially limits one or more major life activity, which has prevented the Executive, with or without accommodating, from performing the essential functions of his employment position hereunder for a period of not less than one hundred and twenty (120) consecutive days (or for a discontinuous period totaling not less than one hundred eighty (180) days during any period of twelve (12) consecutive months).
    The term of the Executive's employment under this agreement shall terminate upon his death without any further payment or the furnishing of any benefit by the Company under this Agreement (other than accrued and unpaid base salary and commissions and expenses and benefits which have accrued pursuant to any plan or by law.

6. Termination for Cause:

The Company shall have the right to terminate this Agreement and the Executive's employment with the Company for Cause. For purposes of this Agreement, the term "Cause" shall mean:

6.1 Executive's misappropriation of property of the Company, including any misappropriation by Executive of a business opportunity of the Company that is within the scope of the Company's business operations, pursuant to business plans of the Company as known by the Executive:
    Fraud, theft or gross malfeasance on the part of the Executive, including, without limitation, conduct of a felonious or criminal nature, conduct involving moral turpitude, embezzlement, or misappropriation of assets;
    The habitual us of drugs or intoxicants to an extent that it impairs the Executive's ability to properly perform his duties;
    Violation by the Executive of his obligations to the Company, including without limitation, conduct which is inconsistent with the Executive's position and which results or is reasonably likely to result in an adverse effect on the business or reputation of the Company or any of its subsidiaries, divisions, or affiliates;
    The Executive's failure, refusal, or neglect to perform the duties contemplated herein within a reasonable period under the circumstances after written notice form the Board, describing the alleged breach and offering the Executive a reasonable opportunity of at least three (3) months or longer to cure same;

In the event the employment to f the Executive is terminated for Cause, the Company shall not be obligated to make any further payment to the Executive (other than accrued and unpaid base salary and commissions and expenses to the date of termination), or continue to provide any benefit other than benefits which have accrued pursuant to any plan or by law) to the Executive under this Agreement, but the Company shall give written notice to the Executive specifying the facts which are the basis for the termination within three (3) days after the Company acquires knowledge of the circumstances which establish Cause for termination.

7. Termination without Cause:

    If the Company shall terminate the employment of the Executive without Cause or if the Executive's employment is terminated for Good Reason, the Company shall pay the Executive a total of six (6) months of the Executive's then-current salary to be paid in accordance with the manner that other employees are being paid at the time of the Executive's termination (the "Severance Payment").
    "Good Reason" as hall mean (i) Executive's compensation is reduced to an amount below the compensation in effect pursuant to Schedule A or (ii) any significant reduction in the general level of Executive's authorities or responsibilities. The parties hereby expressly recognize and agree that (whether or not in connection with any Chang of Control, as defined hereafter) Executive's job title may change.
    If, as a result of the Company's becoming insolvent, involved in bankruptcy proceedings, whether voluntarily or involuntarily instituted, dissolved, or as a result of the Company's cessation as a substantially operating business, the Company reasonably terminates the employment of the Executive, the Executive shall not be entitled to the Severance Payment but shall only be paid his accrued and unpaid base salary and commissions and expenses to the date of termination. In no event shall the Directors, incorporators, or venture capitalists of the Company bear any personal liability for the Executive's compensation or Severance Payment.
  Chang in Control:

  8.1 If a "Change in Control" of the Company, as defined in Section 8.2, shall occur and the Executive shall:

      voluntarily terminate his employment within one year following such Change in Control and such termination shall be as a result of the Executive's good faith determination that, as a result of the Change in Control and a change in circumstances thereafter significantly affecting the Executive's position, the Executive can no longer adequately exercise the authorities, powers, functions or duties attached to the Executive's position as an executive officer of the Company; or
      have had his employment terminated by the Company for reasons other than those specified in Section 6 within one year following such Change in Control;

then in either of the above cases, the Executive shall have, instead of the further rights described in Sections 3 and 7, the right to terminate this Agreement immediately, and the right to receive, payable in a lump sum, the sum of the monthly amounts of the Executive's then-current salary at such time for a period of twelve (12) months.

    For the purposes of this Agreement, a "Change in Control" shall mean:
    the Company's executing an agreement concerning the sale of all or substantially all of its assets to a purchaser which is not a subsidiary;
    the sale, exchange or other disposition of fifty-one percent (51%) of the outstanding corporate shares of the Company;
    the merger or consolidation of the Company in a transaction in which the shareholders of the Company receive less than 50% of the outstanding voting shares of the new or continuing corporation;
    any event determined by a court to be similar in purpose or effect to those set forth in subsection 8.2(a) through 8.2(c) immediately above, and therefore properly includable under this subsection 8.2(d).
    The provisions of section 7 and section 8 are mutually exclusive; provided, however, that if within one year following commencement of a Section 7 payout there shall be a Change in Control, as defined in Section 8.2, then the Executive shall be entitled to the amount payable to the Executive under Section 8.1 reduced by the amount that the Executive has received under Section 7 up to the date of the Change in Control.
  Non-Competition Agreement:
    The Executive acknowledges that, as a result of his integral participation in the development of the Company, he will acquire unique information pertaining to the Company's marketing strategy and its targeted consumer and investor market that gives Executive an unfair advantage if he were to compete with the Company in the Company's business. The Company and the Executive agree that if Executive worked for a competitor of the Company, it would be impossible to determine if Executive was disclosing such strategic and confidential information.
    Therefore, the Executive agrees that, during the period of his employment with the Company and for a period of twelve (12) months after the termination of his employment (the "Noncompetition Term"), he will not, as employee, principal, agent, trustee or through the agency of any corporation, partnership, association or agent or agency, compete directly or indirectly with the Company with in the county of Sonoma, California and all counties contiguous to Sonoma County, California (the "Noncompetition Territory") by:
      engaging in any activity which is competitive with the business of the Company;
      soliciting or otherwise attempting to solicit or establish for himself or for any other person or entity any business relationship with any customer, which business relationship is competitive with Company;
      Entering into or seeking to enter into, personally or through or on behalf of any other person or entity, any contract or other arrangement with any customer for the performance of services or the provision of products of a nature being performed or provided by Company;
      Providing or offering to provide services or products to a customer, personally or through or on behalf of any other person or entity, which services or products are competitive with the services or products offered by the Company;
      Urging any customer or person or entity referring any business to Company to discontinue, in whole or part, such relations or business with or referral to Company, or discouraging he continuation thereof;
      Having any type of equitable or legal equity interest in, or having any employment or commission relationship with, any venture or entity which engages in any of the activities referred to in subsections 9.2(a0 through 9.2(e) above; it being expressly understood that these restrictions do not preclude the Executive form owning stock of any publicly traded company, or less than five percent (5%) of the stock of a privately held company.
    During the Non competition Term, the Executive further agrees that he will not in the Noncom petition territory, either directly or indirectly, through any person, firm, association or corporation with which he is now or may hereafter become associated, cause or induce any present or future employee of Company to leave the employ of Company or to cancel his or her contract with Company to accept employment or enter into any Contract with the Executive or with such person, firm, association or corporation.
    The Executive agrees and acknowledges that he has received employment and compensation by the Company as consideration for entering into the noncom petition agreement described in this paragraph. The Executive further agrees and acknowledges that the said consideration is exchanged in return for this non-competition agreement and it sufficient consideration for this noncom petition agreement.
    The Executive acknowledges that the Executive is willing and able to compete in other geographical areas not prohibited by this Agreement. The parties to this Agreement hereby agree that the covenants contained in this agreement are reasonable and necessary restrictions for the purpose of protecting the goodwill and other business interests of Company, and the expectation of expanding Company's business in the designated geographic areas without competition from the Executive for the Noncom petition Term.
  Obligations are Continuing:

  Except as expressly provided herein, the termination of this Agreement shall not impair any obligation which has accrued prior to termination, nor shall it excuse the performance of any obligation which is required or contemplated hereunder to be performed subsequent to termination, and any such obligation shall survive the termination of the Agreement.

  Miscellaneous:

11.1 This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to agreements made and to be performed in California, and shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

11.2 This agreement contains a complete statement of all the arrangements between the Company and the Executive with respect to its subject matter, supersedes all previous agreements, written or oral, among them relating to its subject matter and cannot be modified, amended or terminated orally. Amendments may be made to this agreement at any time if mutually agreed upon in writing.

    Any amendment, notice or other communication required or permitted under this Agreement shall be in writing and shall be sent simultaneously by first-class mail or by electronic mail to each of the following parties at their respective addresses set forth below (or at such other address as a party may specify by notice of the other):

    In the case of Executive, to:

    Jeffrey Schneider

    628 Wheeler street

    Santa Rosa, CA 95404

    In the case of Company, to: Jerome Schneider

    RAP Group, Inc.

    3362 Fulton Road

    Fulton, CA 95439

    735:
    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
    Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by binding arbitration administered by J.A.M.S/Endispute, Inc. under its arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
    The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions of this term or provision shall be given full effect as far as possible. If any term or provision of this Agreement is invalid or unenforceable in one jurisdiction, it shall not affect the validity of enforceability of that term or provision in any other jurisdiction.
    This Agreement is not assignable by either party except that it shall inure to the benefit of and be binding upon any successor to the Company by merger or consolidation or the acquisition of all or substantially all of the Company's assets, provided such successor assumes all of the obligations of the Company, and shall inure to the benefit of the heirs and legal representatives of the Executive.
    In the event any arbitration proceeding is initiated hereunder or with respect to rights arising out of this Agreement, each party shall be responsible for its own attorney's fees, costs, and expenses regardless of which party prevails.
    The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

RAP GROUP, INC.

_____________________________ _____________________________

By: Jerome Schneider Jeffrey Schneider

Shareholder